Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS SIGNIFICANT ACTIONS ON NON-PERFORMING ASSETS DURING FOURTH QUARTER 2013

BILOXI, MS (December 19, 2013)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, has finalized a number of material transactions to its non-performing assets during the fourth quarter of 2013, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

“Our senior management team is confident that these steps, though painful, will finally put our most problematic loans in the rear view mirror,” said Swetman. “Thanks to our strong foundation, these moves will have minimal impact on our capital base,” he added.

The transactions made during the current quarter include:

The bank signed a contract for the sale of property included in its Other Real Estate portfolio. Based on the contract price of $1,250,000, a write down of $625,000 in the carrying value of this property was recorded. This transaction reduced current quarter earnings by $413,000, net of taxes.

Based on new information relating to the fair value of collateral securing a single residential development loan located out of the local area with a balance of $15,277,000 as of September 30, 2013, the bank recorded an additional provision for loan losses of $4,600,000. The bank had recorded a provision for loan losses of $3,000,000 during the second quarter of 2013 on this loan. This transaction reduced current quarter earnings by $3,036,000, net of taxes.

On a positive note, the bank completed the sale of a gaming loan, which had a principal balance of $10,786,000 ,on the open market to unknown third party entities. This loan had been on nonaccrual since September 30, 2009. As a result of this transaction, the bank recognized interest income of $1,167,000 and deferred loan fee income of $355,000. This transaction increased current quarter earnings by $1,005,000, net of taxes.

Nonaccrual loans, which totaled $45,595,000 as of September 30, 2013, decreased to $26,212,000 as of December 16, 2013.

In light of these transactions, it is unlikely that the holding company will declare a dividend for 2013, said Swetman.

Peoples Financial Corporation expects to release final 2013 results on or about January 29, 2014.

Founded in 1896, with $797 million in assets as of September 30, 2013, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.